EXHIBIT 21
Carmike Cinemas, Inc.
List of Subsidiaries

Subsidiary	State of Incorporation	% Owned
Eastwynn Theatres, Inc.	Alabama	100%

Wooden Nickel Pub, Inc.	Delaware	100%

Military Services, Inc.	Delaware	100%

Conway Theatres, LLC	South Carolina	100%

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